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10.47 June 5, 2012 three year Distributor Agreement with Belleau Wood Group.

Confidential portion(s) of this document have been redacted pursuant to protection as "confidential" under Exemption 4 of the Freedom of Information Act, 5 U.S.C. § 552(b)(4). A request for confidential treatment has been filed separately with the SEC.

The Belleau Wood Group

**PRIVATE & CONFIDENTIAL**

June 5, 2012

**Mr. William J. Clough**
President & Chief Executive Officer
CUI Global
20050 SW 112th Avenue
Tualatin, Oregon 97062
United States of America

**Re:** ***Amended & Restated Letter Agreement***

Dear Bill:

This amended and restated letter agreement (this **Agreement**) between The Belleau Wood Group (**BWG**), an International Business Company duly registered with the Ras Al-Khaimah Investment Authority, the Emirate of Ras Al-Khaimah, the United Arab Emirates, holding commercial registration number 056/03/11/3255 with its registered address at P.O. Box 186549, the Emirate of Dubai, the United Arab Emirates, and CUI Global (**CUI**), a company legally incorporated in, and existing in accordance with the laws of the State of Colorado, with its registered address at 20050 SW 112th Avenue, Tualatin, Oregon, USA, sets forth the mutual understandings of BWG and CUI (each, a **Party** and, collectively, the **Parties**) with respect to the appointment by CUI of BWG to serve as an exclusive international distribution partner of CUI with respect to the Vergence® GasPT2 and GasPTi (to include the various configurations thereof) gas analysis devices (each, a **Product** and, collectively, the **Products**).

This Agreement amends and restates in its entirety the Letter Agreement dated June 3, 2012, executed by the Parties with respect to the same subject matter.

The terms and conditions contained in this Agreement are subject to the receipt of any and all necessary legal and regulatory approvals and authorities and to the conditions precedent set forth herein.

**I. The Appointment**

A. Background. The Parties will cooperate in good faith in a global strategic alliance to identify new business development opportunities for CUI and to expand the worldwide distribution network of CUI with respect to the Products.

B. Appointment. CUI hereby appoints BWG as its exclusive distribution services provider (as further described in Sections I.C through I.E of this Agreement, the **Appointment**) to provide distribution services with respect to the Products within the Territory (as such term is defined herein), pursuant, and subject, to the terms set forth herein, the Appointment shall permit BWG to (within the Territory, as

such term is defined herein) establish distribution arrangements with respect to the Products, including, without limitation the right:

1. to negotiate and structure distribution agreements (each, a **Distribution Agreement**) with potential distributors (each, a **Distributor**) reasonably capable of managing the sale and distribution of the Products in any relevant territory and receive a portion of profits therefrom, whether directly from CUI or from such Distributor; and/or

2. to negotiate and structure Distribution Agreements with Distributors in any relevant territory to be executed directly between such Distributor and CUI and to receive a portion of the profits therefrom directly from CUI.

C. Territory. The Appointment shall cover a worldwide territory (the **Territory**) that excludes only the United Kingdom, the Italian Republic, Libya, the Tunisian Republic, the United States of America and Canada; provided that CUI, at its sole discretion, may add one or more of the aforementioned excluded countries to the Territory.

D. Exclusivity and Non-Disclosure. The Appointment of BWG is made on an exclusive basis within the Territory, such exclusivity to extend to any modification, technology step-change, re-configuration (e.g., for measurement and/or analysis of other materials) or any other such upgrade or change to the Product. Accordingly, CUI acknowledges and agrees that during the effectiveness of this Agreement, CUI shall not:

1. engage, retain or otherwise contract with, or engage in discussions and/or negotiations with, any other firm, advisor, broker or agent with respect to the sale or other transfer of distribution rights (including, without limitation, distribution of the Products as a bundled component of another product) and/or the appointment of any other distribution agent within any part of the Territory (as such term is defined herein) with respect to the Products; and/or

2. disclose to any potential distributor within the Territory (as such term is defined herein) the terms of this Agreement and/or conditions for termination of the Appointment.

E. Irrevocability. The Appointment is irrevocable except to the extent it is properly revoked by CUI due to the gross negligence or willful misconduct of BWG with respect to the Products and/or its obligations hereunder.

F. Authority. CUI hereby confirms to BWG that CUI has all required intellectual property and other rights to the Products and the full and exclusive power and authority to make the Appointment of BWG.

G. The Appointment Fee. In consideration of the Appointment of BWG by CUI (but subject always to the provisions of Section I.H of this Agreement), BWG shall pay to CUI, by the date that falls thirty-six (36) months of the date of this Agreement (such date, the **Fee Payment Date**), a fee of [redacted] U.S. Dollars (US[redacted]; such amount, the **Appointment Fee**). The Appointment Fee shall

be paid to CUI by BWG in either of the following forms (or any combination thereof):

1. in cash; and/or

2. as a cash equivalent based upon an assignment of all or any portion of amounts due to BWG as commission by CUI in respect of an approved purchase order for Products submitted by BWG Flame or any Distributor within the Territory.

H. Waiver of Appointment Fee. In the event that, at any time prior to the Fee Payment Date, BWG has arranged for the sale by CUI of an aggregate amount of at least [redacted] units of the Product, the obligation of BWG to pay the Appointment Fee shall be immediately waived.

## II. Product Distribution Services

A. Product Pricing. Pricing for each Product (with respect to each Product, the **Product Price**) shall be as set forth on Schedule A to this Agreement. The Product Price shall include a commission equal to [redacted]%) over CUI's wholesale price (the **CUI Wholesale Price**) payable by CUI to BWG promptly upon receipt of payment by CUI under the relevant purchase order; *provided* that, from time to time CUI and BWG may, in good faith, agree a discount to the relevant CUI Wholesale Price (and, accordingly, the associated Product Price) in order to accommodate market conditions while ensuring a fair commission for BWG under such circumstances.

B. Product Mark-Up. The Appointment shall entitle any Distributor with whom any Distribution Agreement (as such term is defined herein) may be agreed with BWG from time to time) to mark up the Product Price within any relevant country within the Territory,

1. by a maximum of [redacted]%), where there are more than one Distributor in such country (unless waived by CUI); or

2. by any reasonable amount, where there is only one Distributor in such country;

and to retain for its own account the amount of the end-user sale price of any Product sold by such entity pursuant to the relevant Distribution Agreement (as such term is defined herein) corresponding to such mark-up.

C. Distribution Agreements. BWG shall be permitted, on behalf of CUI, to enter into distribution agreements (each, a **Distribution Agreement**) in respect of the Products with any Distributor(s) within the Territory upon advanced written approval by CUI. Such approval shall not be unreasonably withheld by CUI. A Distribution Agreement shall permit the relevant Distributor to market, sell and distribute the Products within the relevant country or sub-territory and may be exclusive in nature.

## III. Information and Cooperation

A. Provision of Information and Training by CUI. CUI will promptly (as and when it becomes available) provide BWG with such information (including background information related to CUI and/or the Product, financial statements and other "due diligence" material) reasonably requested by BWG for the purposes of (i) adequately evaluating the business, financial condition, strategy and prospects of CUI, (ii) identifying appropriate distribution networks, territories and channels and (iii) providing to Distributors such information as is required by applicable law and/or reasonably necessary to permit Distributors to adequately assess Product distribution opportunities. CUI agrees to keep BWG fully and regularly apprised of matters relevant to the CUI and the Product and to use its best efforts to provide BWG with any assistance and all documents and information necessary for BWG to perform its obligations under this Agreement, including, without limitation, Product training sessions for personnel of BWG and/or any Distributor.

B. Provision of Information by BWG. Subject to Section III.C below, BWG is authorized to disclose to Distributors, and to discuss with Distributors, any information that CUI provides to BWG pursuant to paragraph A above. BWG will provide regular updates to CUI relating to prospective Distributors and Distribution Agreements; *provided* that BWG makes no representation or warranty with respect to the completeness or accuracy of any information provided by Distributors.

C. Cooperation. Each of the Parties agrees that it shall facilitate direct communications among all relevant parties as necessary to ensure transaction efficiency; *provided* that BWG's rights under this Agreement shall not be in any way diminished as a result of any agreement that may be entered into by CUI with any third party.

D. Non-Interference. CUI agrees not to structure any other related transaction in such a way as to reduce or eliminate any rights of BWG under this Agreement for as long as the Agreement shall be in full force and effect.

IV. **Tag-Along Right.** To the extent that, at anytime during the effectiveness of this Agreement, CUI sells all or any substantial part of its rights, licenses, patents or any other interests (individually or cumulatively, the **Technology**) with respect to the Products to any third party (such third party, the **Technology Buyer**), CUI hereby agrees that it shall either:

A. in conjunction with such sale, assign this Agreement in its entirety to the Technology Buyer and ensure that the Technology Buyer acknowledges and accepts in writing such assignment; or

B. procure that such sale of the Technology shall include the acquisition by the Technology Buyer of all of the rights of BWG under this Agreement at a price that is reflective of and commensurate with CUI's sale price for the Technology and that, in any event, shall result in an economic benefit to BWG that is no worse than the economic benefit BWG would have received if such sale of the Technology had not occurred and this Agreement had remained in full force and effect.

V. **Indemnification.** Each of the Parties agrees and undertakes to fully and effectively indemnify and hold harmless each other and any of their respective shareholders, directors,

officers, agents, employees or subsidiaries (together with BWG and CUI, as the case may be, the **Indemnified Persons**) from and against all losses, liabilities, damages, costs, charges and expenses that may be suffered or incurred by an Indemnified Person as a result of any claims (whether or not successful, compromised or settled) actions, demands or proceedings brought or established against the Indemnified Person and against all losses, costs, charges or expenses (including legal fees) and taxes which the Indemnified Person may suffer or incur (including but not limited to all such losses, costs, charges or expenses suffered or incurred in disputing any claim, action, liability, demand or proceedings and/or in establishing its right to be indemnified pursuant to this Section IV and/or in seeking advice as to any such claim, action, demand or proceedings or in any way related to or in connection with this indemnity), that in any such case arises, directly or indirectly, out of or is attributable to or is in connection with this Agreement or the respective obligations of each of BWG and CUI hereunder or under any definitive transaction agreements executed by them with respect to the transactions contemplated herein.

**VI. Miscellaneous**

A. Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof. All disputes arising out of or in connection with this letter shall be exclusively and finally settled under the Rules of Arbitration of the International Chamber of Commerce (the ICC), by a panel of three (3) arbitrators appointed in accordance with such rules. The language of the arbitration shall be English. The seat of the arbitration shall be Geneva, Switzerland. Nothing in this paragraph A shall prevent or restrict either Party from applying to a competent court for injunctive relief or other similar measures for interim protection; *provided*, however, that, with respect to any such injunctive relief or similar measure, the Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of London, England.

B. Entire Agreement; Counterparts. ~~**Subject to the provisions of Section Error! Reference source not found.**~~, this Agreement constitutes the entire agreement between BWG and CUI relating to the Appointment and may not be amended or modified except in a writing signed by both Parties. This Agreement may be executed in counterparts.

C. Assignment. Neither Party may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other Party: *provided, however*, that CUI may assign its rights hereunder to a Technology Buyer in accordance with Section IV.A of this Agreement; and *provided, further*, that BWG may sub-contract, delegate or otherwise authorize any person (including, without limitation, an assignment to Blue Flame Energy, L.P. of all of its rights and obligations under this Agreement) to act on its behalf with respect to the Appointment.

* * * * *

*[The remainder of this page left intentionally blank]*

We look forward to working with CUI and its team, and trust that you will find the above terms acceptable. To confirm your acceptance of this Agreement, please countersign below where indicated and return a duplicate copy of this Agreement.

In the meantime, we remain,

Yours faithfully,

The Belleau Wood Group

Patrick F. Campos
Chief Executive Officer

## Accepted and Agreed

**CUI Global, Inc.**

William J. Clough, Esq.
President & Chief Executive Officer

## Assignment and Acknowledgment

The Belleau Wood Group (**BWG**) hereby assigns in its entirety the foregoing Amended & Restated Letter Agreement dated June 5 between BWG and CUI Global (**CUI**) to Blue Flame Energy, L.P. (**Blue Flame**), a limited partnership organized and existing under the laws of the State of Delaware, United States of America. CUI hereby acknowledges and accepts such assignment by BWG to Blue Flame.

| **The Belleau Wood Group** | **CUI Global** | **Blue Flame Energy, L.P.** |
|---|---|---|
| Patrick F. Campos<br>Chief Executive Officer | William J. Clough, Esq.<br>President & Chief Executive Officer | Patrick F. Campos<br>Managing Director |

## SCHEDULE A

### Product Pricing

(based on volume per order, including BWG/Blue Flame commission)

| Description | 1-9 Units | 10-29 Units | 30+ Units |
|---|---|---|---|
| **GasPT2:** 2 Probes; 2 Safety Interfaces; Cabling & Connectors; User Manual | [redacted] | $[redacted] | $[redacted] |
| **GasPTi-P:** GasPT2 installed in a post mounted enclosure; c/w sampling system; no low volume sampling probe | $[redacted] | [redacted] | $[redacted] |
| **GasPTi-F:** GasPT2 installed in a post mounted enclosure; c/w sampling system; Fixed low volume VE sampling probe | $[redacted] | $[redacted] | [redacted] |
| **GasPTi-R:** GasPT2 installed in a post mounted enclosure; c/w sampling system; Retractable low volume VE sampling probe | [redacted] | $[redacted] | $[redacted] |